UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2022

Alector, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38792	82-2933343
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd. Suite 600
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 231-5660

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALEC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2022, Alector, Inc. (“Alector”) announced the appointment of Gary Romano, Ph.D., M.D., as Alector’s Chief Medical Officer, effective May 23, 2022.

Dr. Romano joins Alector with more than 25 years of experience in the neurodegenerative disease space. He served as Chief Medical Officer at Passage Bio, a gene therapy company developing therapies for the treatment of monogenic central nervous system diseases, from September 2019 to May 2021. From October 2007 to September 2019, Dr. Romano served in various roles at Janssen Pharmaceutical Companies of Johnson & Johnson, most recently as Deputy Leader, Neurodegenerative Disease Area and Head of Development, Neurodegenerative Disease. Earlier in his career, Dr. Romano served as the Alzheimer’s Disease Therapeutic Area Group Co-leader and Leader, Neuroscience Experimental Medicine at Merck. Dr. Romano has served on the executive committee of the Innovative Medicines Initiative – European Prevention of Alzheimer’s Disease, and as the industry co-chair of the Critical Path Institute Coalition Against Alzheimer’s Disease. He currently serves on the board of directors of the ALS Hope Foundation and is an adjunct member of the neurology department at the Lewis Katz School of Medicine at Temple University. Dr. Romano earned a B.S. in Biology from Trinity College, a Ph.D. in Molecular Neurobiology from Rockefeller University, and an M.D. from The Johns Hopkins University School of Medicine. He completed his medical internship, neurology residency and neuromuscular fellowship at the University of Pennsylvania.

Alector and Dr. Romano entered into an offer letter dated February 2, 2022 (the “Offer Letter”). Dr. Romano’s annual compensation will consist of a base salary of $475,000, and he will be eligible to receive a performance bonus equal to 40% of his base salary, prorated in his first year of employment. Dr. Romano will receive a stock option and an award of restricted stock units pursuant to our new hire grant procedures. The stock option will be issued for a number of shares of Alector common stock determined to have a grant date fair value of approximately $3,900,000, vesting over four years. The award of restricted stock units will be issued for shares of Alector common stock determined to have a grant date fair value of approximately $975,000, vesting over three years. In each case, the vesting of the equity awards will be subject to Dr. Romano’s continued service through the applicable vesting dates. Dr. Romano will also be entitled to receive other employee benefits generally available to all employees of Alector.

The foregoing description of the Offer Letter is only a summary and is qualified in its entirety by its terms, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

Upon his joining, Dr. Romano will enter into Alector’s standard indemnification agreement and change in control and severance agreement, with Tier 2 level of severance as stated in the form, as filed with the SEC on January 7, 2019 as Exhibits 10.1 and 10.12 to Registration Statement on Form S-1, respectively, both of which are incorporated herein by reference.

Dr. Romano has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Dr. Romano and any other person pursuant to which Dr. Romano was appointed as Alector’s Chief Medical Officer.

On March 29, 2022, Alector issued a press release announcing the appointment of Dr. Romano as its Chief Medical Officer. The press release is attached hereto as Exhibit 99.1. The information included in the press release in Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

10.1 Offer Letter between Alector, Inc. and Gary Romano, Ph.D., M.D.

99.1 Press Release dated March 29, 2022

104 Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALECTOR, INC.

Date:	March 29, 2022	By:	/s/Arnon Rosenthal
Arnon Rosenthal, Ph.D. Co-founder and Chief Executive Officer